UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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SKULLCANDY, INC.

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2015

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Skullcandy, Inc. to be held on Wednesday, May 20, 2015 at 10:00 a.m. local time, at our offices located at 1441 W. Ute Blvd., Ste. 250, Park City, Utah 84098.

At the annual meeting you will be asked to: (i) re-elect each of S. Hoby Darling, Jeff Kearl and Heidi O’Neill as Class I directors to serve for a three-year term; (ii) ratify the selection of our independent registered public accountants; (iii) vote on an advisory basis to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay vote”); and (iv) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.

Our Board unanimously believes that election of its three nominees to serve as our directors, ratification of the Audit Committee’s selection of independent registered public accountants and approval of the say-on-pay vote are in the best interests of Skullcandy and our stockholders, and, accordingly, recommends a vote “FOR” the election of S. Hoby Darling, Jeff Kearl and Heidi O’Neill, a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants and a vote “FOR” the advisory say-on-pay vote.

In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to comments and questions of general interest to stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

Sincerely,

/s/ Doug Collier
Doug Collier
Chairman of the Board

i

ii

1441 West Ute Boulevard, Suite 250

Park City, Utah 84098-7632

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY MAY 20, 2015

To the Stockholders of Skullcandy, Inc. (the “Company”):

We will hold our Annual Meeting of Stockholders of the Company on Wednesday, May 20, 2015, at 10:00 a.m. local time, at the Company’s offices located at 1441 West Ute Blvd., Suite 250, Park City, Utah 84098 (the “Annual Meeting”) for the following purposes:

1.	To re-elect each of S. Hoby Darling, Jeff Kearl and Heidi O’Neill to the Company’s Board of Directors for a three-year term expiring at the 2018 annual meeting of stockholders and until their successors are duly elected and qualified or until earlier resignation or removal.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2015.

3.	To hold an advisory (non-binding) vote to approve our executive compensation as described in the proxy statement (“say-on-pay vote”).

4.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.

The proxy statement accompanying this notice describes each of these items of business in detail.

The Board of Directors (the “Board”) has fixed the close of business on March 30, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to submit your proxy as soon as possible using one of the following methods: (i) by granting your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or voting instruction form previously mailed to you; or (ii) if you are receiving a paper copy of the proxy statement, by signing, dating and returning by mail the proxy card or instruction form provided to you or calling the number on the proxy card.

By order of the Board of Directors,
/s/ Patrick Grosso Patrick Grosso
Vice President, Strategic Initiatives and Corporate Affairs, Chief Legal Officer and Corporate Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of Skullcandy, Inc., a Delaware corporation (the “Company,” “Skullcandy,” “we,” “us” or “our”), for use at our 2015 Annual Meeting of Stockholders to be held on Wednesday, May 20, 2015, at 10:00 a.m. local time, at the Company’s offices located at 1441 West Ute Blvd., Suite 250, Park City, Utah 84098, or at any continuation, postponement or adjournment thereof (the “Annual Meeting”), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 6, 2015, we intend to make this proxy statement available on the Internet and to mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be Held on May 20, 2015

This proxy statement and our 2014 Annual Report are available on our website at http://investors.skullcandy.com/annuals.cfm. This website address contains the following documents: the Notice of the Annual Meeting, the proxy statement and proxy card sample, and the 2014 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 30, 2015. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.”

Record Holders. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. You may request paper copies of the proxy statement and proxy card by following the instructions on the Notice. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.

Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.

The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on May 19, 2015. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If, as a record holder, you do not indicate your voting directions on your signed proxy, your shares will be voted “FOR” the election of S. Hoby Darling, Jeff Kearl and Heidi O’Neill, “FOR” ratification of the selection of the independent auditors and “FOR” the advisory say-on-pay vote. The proxy gives each of Patrick Grosso and Jason Hodell discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting. If you hold your shares in street name and do not give direction to your broker on how to vote your shares, your broker does not have authority to vote on the election of the nominees or the say-on-pay vote. Your broker does have discretion to vote on the ratification of the selection of the independent auditors.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of Skullcandy proxies should be addressed to:

Skullcandy, Inc.

1441 West Ute Boulevard, Suite 250

Park City, Utah 84098

Attn: Corporate Secretary

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the Annual Meeting.

Attending the Annual Meeting

Stockholders who wish to attend the Annual Meeting will be required to present: (1) verification of ownership of our common stock, such as a bank or brokerage firm account statement, (2) a valid government-issued picture identification, such as a driver’s license or passport, and (3) the admission ticket, which is the Notice or, if you are receiving a proxy card, is attached to the proxy card, to gain admittance to the Annual Meeting. Directions to the Annual Meeting are available at http://investors.skullcandy.com/annuals.cfm.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Quorum and Votes Required

At the close of business on March 30, 2015, 28,337,193 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum. A majority in voting power of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares of common stock held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, without specific instruction from the beneficial owner, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which are considered to be “non-routine.” These non-voted shares are referred to as “broker non-votes.” Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) and Proposal 3 (say-on-pay vote) are not considered routine matters, and without your instruction, your broker cannot vote your shares.

Stockholder approval of each proposal requires the following votes:

•	Proposal 1 — Election of Directors. Directors will be elected by a plurality of the votes cast. Thus, the three nominees receiving the greatest votes will be elected. As a result, abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers do not have discretionary authority to vote on the election of directors. Broker non-votes will not affect the outcome of the election of directors because brokers are not able to cast their votes on this proposal.

•	Proposal 2 — Ratification of Independent Auditors. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of Ernst & Young LLP as our independent auditors. Abstentions will have the same effect as voting against this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on Proposal 2. Any broker non-votes would not have any effect on the outcome of this proposal.

•	Proposal 3 — Advisory Say-on-Pay Vote. The affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement. Abstentions will have the same effect as voting against this proposal. The say-on-pay vote is a non-routine proposal and thus brokers or other nominees do not have discretion to vote on this proposal without instruction from the beneficial owner. Broker non-votes represent votes not entitled to vote on the matter and thus will have no effect on the outcome of this proposal.

Solicitation of Proxies

Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Assistance

If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the Annual Meeting, please contact our investor relations representatives at (203) 682-8200 or

http://investors.skullcandy.com/contactus.cfm or write to: Skullcandy, Inc., 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098-7632, Attention: Investor Relations.

A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting, and at the executive offices of Skullcandy during regular business hours for a period of no less than ten days prior to the Annual Meeting.

The Annual Meeting site is accessible to those who require special assistance. If you require special assistance, please call the Company’s offices at (435) 940-1545.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure and Nominees

Our Amended and Restated Bylaws, or bylaws, provide that the authorized number of directors shall consist of at least one director, with the exact number set by the Board. The Board has set the current authorized directors at eight members. The directors are divided into three classes. Each director serves a term of three years. There are currently eight members of our Board. At each Annual Meeting, the term of one class expires. The class of directors with a term expiring at this Annual Meeting consists of three directors.

Based upon the recommendation of our Nominating and Governance Committee, our Board has nominated S. Hoby Darling, Jeff Kearl and Heidi O’Neill for re-election as directors to the Board. If elected, each director nominee would serve a three-year term expiring at the close of our 2018 Annual Meeting, or until their successors are duly elected. Mr. Darling, Mr. Kearl and Ms. O’Neill currently serve on our Board. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

On January 6, 2014, the Board appointed Jay Brown as a Class II director.

Set forth below is information as of the record date regarding each nominee and each person whose term of office as a director will continue after the Annual Meeting. There are no family relationships among any directors or executive officers.

Name	Age	Position	Class	Director Since	Term Expires
S. Hoby Darling	39	President and Chief Executive Officer, Director	I	2013	2015
Heidi O’Neill(1)	49	Director	I	2013	2015
Jeff Kearl(1)(3)	42	Director	I	2005	2015
Jay Brown	41	Director	II	2014	2016
Scott Olivet(1)(2)	52	Director	II	2011	2016
Greg Warnock(2)(3)	55	Director	II	2006	2016
Rick Alden	50	Director	III	2003	2017
Doug Collier(2)(3)	55	Chairman of the Board	III	2011	2017

(1)	Current member of the Compensation Committee
(2)	Current member of the Audit Committee
(3)	Current member of the Nominating and Corporate Governance Committee

Director Biographical Information

The following biographical information is furnished with regard to our directors (including nominees) as of March 30, 2015.

Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders

S. Hoby Darling joined us in March 2013 and serves as our President and Chief Executive Officer. Prior to joining us he served as General Manager of Nike+ Digital Sport, Nike, Inc. (NYSE:NKE). During his tenure with Nike he was a member of the Nike Affiliates Global Leadership team and served as the Head of Strategy and Planning for Nike Affiliates (Converse, Cole Haan, Hurley and Umbro). Prior to Nike, Mr. Darling served as Senior Vice President, Strategic Development and General Counsel, and other senior leadership positions, at Volcom from its initial public offering in 2005 until its sale to PPR (Kering) in early 2011. Mr. Darling received MBA degrees from the University of California at Berkeley Haas School of Business and Columbia University in New York, a Juris Doctorate from Northwestern University in Chicago, and a B.A. from Western Washington University. Mr. Darling serves on the Board of Directors of Again Faster, LLC, a leading Crossfit and functional training e-commerce business and Ragnar Relay Series, a national running relay race series. Our Board has concluded Mr. Darling should serve on the Board based on his depth of executive leadership experience in the retail and action sportswear industries.

Jeff Kearl has served as a member of our Board since March 2005 and currently serves as a member of our Compensation Committee and as a member of our Nominating and Corporate Governance committee. Mr. Kearl is the Chief Executive Officer and Chairman of the board of Stance, an action sports-inspired hosiery company. From February 2008 to February 2009, Mr. Kearl was employed by Skullcandy as Executive Chairman of the Board. From April 2007 to April 2008, Mr. Kearl was Director of Strategy and New Ventures for Hewlett Packard. From June 2004, Mr. Kearl was Executive Vice President and a member of the Board of Logoworks until it was acquired by Hewlett-Packard in April 2007. Mr. Kearl was previously an associate at vSpring Capital, an early stage venture capital fund. Mr. Kearl currently serves on the Board of Directors at Needle, Stance and Connect SDSI. Mr. Kearl holds a B.A. from Brigham Young University. Our Board has concluded that Mr. Kearl should serve on the Board based upon his experience as an executive and board member of other companies and, in particular, his relevant action sports-inspired industry experience.

Heidi O’Neill has served as a member of our Board since August 2013 and currently serves as Chair of our Compensation Committee. Ms. O’Neill has served as Vice President of Nike Stores since August 2014, where she leads all aspects of Nike’s retail presence worldwide. Prior to that, she served as Vice President and General Manager of Women’s Training and Fitness at Nike since 2007, where she lead Nike’s Global Women’s business and was the cross-functional driving force of the number one fitness brand for women. As a seventeen-year veteran of Nike, Ms. O’Neill has held multiple general management positions across Nike’s core business segments. Ms. O’Neill is a founding board member and executive sponsor of the eight-year-old Nike School Innovation Fund (NSIF), recognized by the U.S. Department of Education and President Obama. Ms. O’Neill is a recognized industry leader, honored by the Advertising Women of New York with the 2010, “Women Who Change the Game Award.” Prior to joining Nike in 1998, Ms. O’Neill held positions as the marketing director for the Dockers brand at Levi Strauss & Co and as Vice President at Foote Cone & Belding in San Francisco. Our Board has concluded that Ms. O’Neill should serve as a member of our board due to her executive experience in the sportswear industry.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

Jay Brown has served as a member of our Board since January 2014. Jay Brown, a 20-year music industry executive veteran, fostered the careers and discovered countless superstars including Rihanna and Ne-Yo and worked with artists such as NAS. Jay Brown is the Co-founder and Chief Executive Officer of Roc Nation, a full-service entertainment company started in 2008. Mr. Brown currently overseas the careers of a diverse Roc Nation roster comprised of Grammy award winning and critically acclaimed recording artists, writers and producers including Rihanna, Shakira, Timbaland, Kylie Minogue and Santigold. Prior to Roc Nation, Mr. Brown served as Executive Vice President for Def Jam Recordings from 2005 to 2008 and as Senior Vice President of Elektra Records from 1999 to 2004. Our Board has concluded that Mr. Brown should serve on the Board based upon his experience as an entrepreneur and senior executive and his broad knowledge of the music and entertainment industries.

Scott Olivet has served as a member of our Board since June 2011 and currently serves as a member of our Compensation Committee and Audit Committee. Mr. Olivet is an Operating Partner at Altamont Capital Partners and is the Chairman of the Board of the following Altamont portfolio companies: Dakine, Mervin Manufacturing, HUF, Brixton, Fox Head, Inc., Girl Skateboards and Hybrid Apparel. Mr. Olivet is the Chairman of RED Digital Camera, a manufacturer of digital cinematography cameras and accessories and Chief Executive Officer of Renegade Brands, a company that invests in apparel and other consumer product companies. Mr. Olivet has also served as a Director of Cedar Fair Entertainment Company (NYSE: FUN) and as a member of its Audit Committee since 2013. From 2005 to July 2009, Mr. Olivet served as Chief Executive Officer and Director of Oakley, a leading optics and sports performance product company, and from July 2009 to February 2011, served as its Chairman of the Board. Prior to joining Oakley, Mr. Olivet served as Vice President, Nike Subsidiaries and New Business Development; Senior Vice President of Real Estate, Store Design, and Construction with Gap; and as a Partner with Bain & Company. He has served as a Director of RED Digital Cinema since 2006, a Trustee of Pomona College since 2009 and Vice-Chair of its Audit Committee since 2011, and a Director of the Pacific Council on International Policy since July 2010. He was a Director of Collective Brands from 2006-2012 and served as Chairman of the Board from 2011 to 2012. Mr. Olivet holds a B.A. from Pomona College and an M.B.A. from the Graduate School of Business, Stanford University. Our Board has concluded that Mr. Olivet should serve on the Board based upon his experience as a Board member and an executive of sport and lifestyle companies.

Greg Warnock has served as a member of our Board since August 2006 and currently serves as Chairman of our Nominating and Corporate Governance Committee and as a member of our Audit Committee. Mr. Warnock is a Co-founder and Managing Director of Mercato Partners, a private equity firm. Prior to the founding of Mercato Partners, Mr. Warnock co-founded vSpring Capital, an early stage venture capital fund. Mr. Warnock is also the founder of Junto Partners, an entrepreneurship education initiative that trains and mentors aspiring entrepreneurs. Mr. Warnock holds a B.S., an M.B.A. and a Ph.D. from the University of Utah. Our Board has concluded that Mr. Warnock should serve on the Board based upon his experience as an entrepreneurial executive and investor.

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

Rick Alden founded Skullcandy in January 2003 and since then has served as a member of our Board. From our founding in 2003 until March 2011, Mr. Alden served as our CEO and also served as Interim-Chief Executive Officer from February to March 2013. Prior to founding Skullcandy, Mr. Alden co-founded Device Manufacturing, a snowboard boot and binding company, in 1995 and later served as its chief operating officer until it was purchased by Atomic Ski Company in 1999. In 1986, Mr. Alden co-founded National Snowboard, a snowboard events and marketing company, which was acquired by the American Ski Association in 1991. Mr. Alden holds a B.S. from the University of Colorado. Our Board has concluded that Mr. Alden should serve on Board based upon his experience as an executive of other companies, particularly in the action sports industry, and as our founder.

Doug Collier has served as a member of our Board of Directors since July 2011 and currently serves as our Chairman of the Board, Chairman of our Audit Committee and as a member of our Nominating and Corporate Governance Committee. Mr. Collier served as the Executive Vice President, Chief Financial Officer and Secretary of Volcom, an action sportswear company, from May 2008 to June 2011, and as its Chief Financial Officer and Secretary, from 1994 to May 2008. He also served as the Treasurer of Volcom from April 2005 to May 2008. From 1991 to 1994, Mr. Collier served as the Controller at Mary Tyler Moore Studios and was a Senior Analyst Tax Specialist at KPMG from 1987 to 1990. Mr. Collier is currently a member of the Board of Directors of Tilly’s, Inc., a publicly traded specialty retailer of apparel, footwear and accessories. He is a certified public accountant (inactive status) and holds a B.S. and an M.S. from San Diego State University. Our Board of Directors has concluded that Mr. Collier should serve on the Board of Directors and as Chairman of our Audit Committee based upon his significant executive experience at another action sports company and financial experience at other companies.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accountants for the year ending December 31, 2015, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2015.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE

OFFICERS (“SAY-ON-PAY VOTE”)

Background

At our 2012 annual meeting of stockholders, upon the recommendation of our Board, our stockholders approved, on an advisory basis, every “one year” as the frequency of an advisory vote on the compensation of our named executive officers. In light of this result, the Board determined that the advisory vote would occur on an annual basis. Therefore, in accordance with Section 14A of the Exchange Act, we are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 21.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, the vote will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the years to come. At our 2014 annual meeting, stockholders approved the compensation of our named executive officers by approximately 66%. Unless the Board modifies its determination on the frequency of future advisory say-on-pay votes, the next advisory say-on-pay vote will be held at our 2016 annual meeting of stockholders.

Summary

The following is a summary of some of the key points of our current executive compensation program. We encourage our stockholders to review the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement and related executive compensation tables for more information.

We emphasize pay-for-performance and subject a significant amount of our named executive officers’ pay to our performance. Consistent with our performance-based compensation philosophy, the majority of our named executive officers’ compensation is at-risk in the form of both annual cash incentive bonuses and equity awards tied to our financial performance. In 2014, the Compensation Committee determined that our shareholders would be best served by increasing the use of performance-based equity grants for our Chief Executive Officer’s compensation, increasing it to 25% of total equity value from 10% the previous year, and combining that with time-vested equity grants. For our other executive officers, the Compensation Committee believed awarding time-vested equity grants would be in the best interest of shareholders. The Committee is evaluating a further increase in the use of performance-based equity grants for our Chief Executive Officer and phasing in their implementation for the other executive officers beginning in 2016.

Our annual performance-based cash bonus program rewards short-term financial and operational performance. Under our 2014 annual Performance Bonus Program, bonus opportunities for named executive officers were based on our achievement of targeted adjusted operating income. We exceeded our target level of adjusted operating income of $15.0 million for 2014, achieving approximately $22.0 million, and as a result paid bonuses at 168% of target bonus opportunity to our named executive officers under our 2014 annual Performance Bonus Program.

We strive to provide consistency in the compensation benefits provided to our named executive officers. We limit the severance and change in control benefits our executive officers may receive to ensure our executive officers’ interests are in line with the long-term interests of the company and our stockholders. In March 2014, we entered into a standard form employment agreement with each of our currently serving executive officers, in order to provide continuity of employment and severance terms, to clarify certain terms of their offer letters, and to ensure compliance with Section 409A of the Internal Revenue Code. We believe the severance benefits are reasonable, with cash compensation not exceeding one times salary plus target bonus for our CEO and 50% of salary plus target bonus for our other named executive officers. We do not provide any tax gross up payments nor do we provide any single trigger benefits in the event of a change in control.

We provide limited retirement benefits and perks. Our retirement benefits program for named executive officers consists solely of offering participation in a 401(k) plan. We do not provide any supplement retirement programs. Historically, we provide very limited perks, with relocation assistance being our current sole perquisite.

Board Recommendation

Our Board believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

GOVERNANCE OF SKULLCANDY

Executive Officers

Set forth below is information regarding each of our executive officers as of March 30, 2015.

Name	Age	Position
S. Hoby Darling	39	President and Chief Executive Officer, Director
Jason Hodell	45	Chief Financial Officer and Head of Business Operations
Sam Paschel, Jr.	40	Chief Commercial Officer (Marketing and Product)
David Raffone	45	Chief Sales and Revenue Officer
Patrick Grosso	42	Vice President, Strategic Initiatives and Corporate Affairs, Chief Legal Officer and Corporate Secretary

S. Hoby Darling is our President and Chief Executive Officer. He also serves on our Board. For Mr. Darling’s biographical information, see above “Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders.”

Jason Hodell joined us in October 2013 and serves as the Chief Financial Officer and Head of Business Operations of Skullcandy, leading the finance, accounting, supply planning and IT organizations. From 2012 to October 2013, he served as the CFO of Shopzilla, one of the leading families of comparison shopping engines in global Internet retailing, where he led the company’s finance and business operations organizations. Prior to joining Shopzilla, from 2010 to 2012, Mr. Hodell was the CFO / COO of Move Networks, an IPTV technology pioneer. From 2008 to 2010, he held multiple senior level positions, such as Chief Financial Officer and Chief Operating Officer, with the AVP pro beach volleyball tour, ending with the position of Chief Executive Officer. From 2003 to 2008, Mr. Hodell was the Founder, Managing Partner and Portfolio Manager for Plainview Capital. Prior to that Mr. Hodell was Senior Director of Business Operations for Digex, a publicly-traded managed IT services and web-hosting firm and an Associate in the Technology Investment Banking group of JPMorgan. Mr. Hodell received his B.S. in Economics (Mathematical) from the United States Military Academy at West Point and then served for five years as an Infantry Officer in the U.S. Army. He received his MBA in Finance from the University of Pennsylvania, Wharton School of Business.

Sam Paschel, Jr. joined us in September 2012 as our Executive Vice President, Product Development and Merchandising. In July 2013, Mr. Paschel was promoted to the role of Chief Commercial Officer. From July 2010 through July 2012, Mr. Paschel served as Senior Vice President, Marketing of Burton Snowboards. From September 2008 through July 2011, Mr. Paschel served as the General Manager of The Program, a lifestyle company which includes Forum, Special Blend and Foursquare and is a subsidiary of Burton Snowboards. Prior to that, Mr. Paschel served as the Strategic Business Director of several product categories at Burton Snowboards, including bindings, helmets and hard goods accessories since January 2002. Mr. Paschel holds a B.S. from Swarthmore College in Engineering.

David Raffone joined us in August 2014 as our Chief Sales and Revenue Officer. From May 2012 to July 2014, Mr. Raffone served as Vice President, U.S. Sales Division with Sony Electronics Inc., a global industry leader of consumer electronics. From February 2011 to May 2012, he served as its Director of Channel Sales and Strategy Sales Planning. From May 2007 to February 2011, Mr. Raffone served as its National Sales Manager / Senior Manager of Channel Sales and Marketing. He has held multiple senior sales and marketing roles during his 18 year tenure with Sony after beginning his career with American Express and Johnson & Johnson. Mr. Raffone received his B.S. in Business Administration from Monmouth University.

Patrick Grosso joined us in July 2013 and serves as our Vice President of Strategic Initiatives and Corporate Affairs, Chief Legal Officer and Corporate Secretary. From October 2012 to June 2013, Mr. Grosso founded and operated a private real estate investment fund in Southern California. From October 2012 to 2008, Mr. Grosso served as Vice President, General Counsel and Secretary of Tilly’s (NYSE: TLYS). Prior to that, Mr. Grosso served in various management and legal capacities at public national lending companies, as an associate with the international law firm of Latham & Watkins LLP and as an attorney with the U.S. Securities and Exchange Commission. Mr. Grosso received a Juris Doctorate from Pepperdine University and a B.S. in Economics from California State Polytechnic University, Pomona. Mr. Grosso is also a Certified Public Accountant (inactive).

Composition of the Board of Directors

Our Board has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. These guidelines can be found in the corporate governance section of our website at http://investors.skullcandy.com/governance.cfm. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to Skullcandy, Inc., Attention: Secretary, 1441 West Ute Boulevard, Suite 250,

Park City, Utah 84098. In accordance with these guidelines, a member of our Board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as our director.

Board Leadership Structure

Skullcandy has separated the roles of the Chairman of the Board and Chief Executive Officer since 2009.

After carefully considering the benefits and risks of separating the roles of the Chairman of the Board and Chief Executive Officer, the Board has determined that having a non-employee director serve as the Chairman of the Board is the most appropriate leadership structure for Skullcandy and is in the best interest of its stockholders at this time. Separating the roles of the Chairman of the Board and Chief Executive Officer enables the non-employee directors to participate meaningfully in the leadership of the Board and provide effective oversight of the Company. The Board believes this structure provides an appropriate degree of oversight over our Chief Executive Officer and senior management.

Doug Collier has served as the Chairman of the Board since our 2013 annual meeting. Mr. Collier is an independent director who has significant executive experience at another action sports company and extensive financial experience at other companies. At this time we believe our Board is best served by independent leadership that can serve as a liaison between the Board and management.

Board Independence

Our Board has determined that each of Messrs. Brown, Collier, Kearl, Olivet and Warnock and Ms. O’Neill are independent in accordance with NASDAQ rules and our corporate governance guidelines. In making this determination, the Board considered all relationships between us and each director and each director’s family members, including payments made by us to certain companies of which Messrs. Brown and Kearl are executive officers. Other than the foregoing, the only direct or indirect relationship between us and each independent director (or his or her immediate family) was the director’s service on our Board.

Board Meetings

Our Board held six meetings during fiscal year 2014, and all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the director was a member. The chairman of the Board or his designee, taking into account suggestions from other Board members, establishes the agenda for each Board meeting and distributes it in advance to each member of the Board. Each Board member is free to suggest the inclusion of items on the agenda. The Board regularly meets in executive session without management or other employees present. All of our directors attended the 2014 annual meeting.

Board Committees

Our Board maintains a standing Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. Our Board has determined that each of the members of these committees is independent in accordance with NASDAQ rules, the requirements of SEC and our corporate governance guidelines. To view the charter of each of these standing committees please visit our website at http://investors.skullcandy.com/governance.cfm. In addition, the charters for each of our committees are available in print to any stockholder who requests a copy. Please direct all requests to Skullcandy, Inc., Attention: Secretary, 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098.

The membership of all of our standing Board committees as of the record date is as follows:

Independent Director	Audit	Nominating and Corporate Governance	Compensation
Doug Collier	“C”	**
Jeff Kearl		**	**
Scott Olivet	**		**
Heidi O’Neill	(1)	(1)	“C”
Greg Warnock	**	“C”	(2)

**	Member
“C”	Chairman

(1)	Ms. O’Neill was a member of the Audit and Nominating and Corporate Governance Committees through our 2014 annual meeting. Ms. O’Neill became the Chair of the Compensation Committee after our 2014 annual meeting.
(2)	Mr. Warnock was a member of the Compensation Committee through our 2014 annual meeting.

Audit Committee

We have a standing Audit Committee. The Audit Committee has sole authority for the appointment, compensation and oversight of our independent registered public accountants and our independent internal auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with our management and our independent registered public accountants (when appropriate) our audited consolidated financial statements included in our Annual Report on Form 10-K and earnings press releases. The Audit Committee carries out its responsibilities in accordance with the terms of its charter.

Currently, Doug Collier (Chairman), Scott Olivet and Greg Warnock serve as the members of the Audit Committee. The Audit Committee met seven times during fiscal year 2014. In addition to all members of this committee being determined by our Board to be independent under NASDAQ rules, our Board has determined that all current Audit Committee members are financially literate under the listing standards of the NASDAQ and under the rules of the SEC. Our Board has also determined that each of Messrs. Collier, Olivet and Warnock qualifies as an “audit committee financial expert” as such term is defined by the rules of the SEC.

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee (the “Nominating Committee”). Currently, Greg Warnock (Chairman), Doug Collier and Jeff Kearl serve as the members of the Nominating Committee. The Nominating Committee met three times in fiscal year 2014. The purpose of the Nominating Committee is to identify qualified candidates to become board members, select nominees for election as directors, select candidates to fill any vacancies on the Board and oversee the evaluation of the Board and review the Company’s policies with respect to risk assessment and risk management. The Nominating Committee works with the Board as a whole on an annual basis to determine the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and its committees.

The Nominating Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current Board members), the independent director members of the Nominating Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, take into account many factors, including: personal and professional integrity, ethics and values, experience in corporate management such as serving as an officer of a publicly held company, experience in our industry and with relevant social policy concerns, experience as a Board member of another publicly held company, academic expertise in an area of our operations, and practical and mature business judgment. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the independent director members of the Nominating Committee may consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Nominating Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. Stockholder recommendations should be submitted to us in accordance with the procedures for submitting business at an annual meeting of stockholders as set forth in our bylaws. Such written notice must be delivered at least 15 days before the date of such meeting and shall set forth (a) the name and address of the stockholder, (b) the class and number of shares of stock beneficially owned by such stockholder, (c) the name in which such shares are registered on our stock transfer books, (d) a representation that the stockholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, (e) any material interest of the stockholder in the business to be submitted and (f) a brief description of the business desired to be submitted to the Annual Meeting, including the complete text of any resolutions to be presented at the Annual Meeting, and the reasons for conducting such business at the Annual Meeting. In addition, the stockholder making such proposal shall promptly provide any other information reasonably requested by us.

In addition, the stockholder’s notice must also set forth, as to each person whom the stockholder proposes to nominate for election as a director, (a) the name, age, business address and, if known, residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our stock which are beneficially owned by such person, (d) the written consent of such person to be nominated and to serve as a director if elected, (e) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder and (f) any other information reasonably requested by us.

Compensation Committee

We have a standing Compensation Committee. Currently, Heidi O’Neill (Chair), Scott Olivet and Jeff Kearl serve as members of the Compensation Committee. The Compensation Committee met six times in fiscal year 2014. The Compensation Committee reviews and establishes the compensation of our senior executives, including our chief executive officer, on an annual basis, has direct access to third party compensation consultants and legal counsel, and administers our equity based plans, including the review and grant of equity awards to eligible employees and non-employee directors under our equity based plans.

Our Compensation Committee reviews and approves all compensation for all executive officers and other senior officers of the Company including all officers as such term is defined in Rule 16a-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directors and all such categories of other employees of the Company or its subsidiaries as the Board determines from time to time. For compensation decisions relating to our CEO, the Compensation Committee reviews and approves corporate goals and objectives relating to the compensation of the CEO, evaluates the performance of the CEO in light of those goals and objectives and determines and approves the compensation of the CEO based on such evaluation. The Compensation Committee has the sole authority to determine the CEO’s compensation.

The Compensation Committee is committed to staying apprised of current issues and emerging trends, and ensuring that Skullcandy’s executive compensation program remains aligned with best practice. To this end, the Compensation Committee directly selected and retained the services of F.W. Cook & Co. to assist it in evaluating executive compensation matters for 2014 and retained the services of Mercer to assist in evaluating executive compensation matters for 2015. During 2014, F.W. Cook & Co. only provided services to the Compensation Committee and such services were related exclusively to executive or director compensation. In 2014, the Compensation Committee reviewed compensation data and analysis prepared by F.W. Cook & Co. from two different peer groups — the original peer group developed in 2012, used in the first half of 2013, and the addition of two companies to another group, used in the second half of 2013.

The Compensation Committee has the sole discretion to retain or obtain the advice of compensation consultants, legal counsel and other compensation advisers (“compensation advisers”), direct responsibility for the appointment, compensation and oversight of the work of any compensation adviser, the right to receive from the Company appropriate funding, as determined by the Compensation Committee, for the payment of reasonable compensation to compensation advisers retained by the Compensation Committee and responsibility to consider certain independence factors before selecting such compensation advisers, other than in-house legal counsel. Any compensation consultant reports directly and exclusively to the Compensation Committee with respect to executive and non-employee director compensation matters.

Each year the Compensation Committee reviews the independence of its compensation consultants and other advisors. In performing its analysis, the Compensation Committee considers the factors set forth in the SEC rules and the NASDAQ listing requirements that recently became effective. After review and consultation with F.W. Cook & Co. and Mercer, the Compensation Committee has determined that F.W. Cook & Co. was independent and there was no conflict of interest resulting from retaining F.W. Cook & Co. during the year ended December 31, 2014. Additionally, the Compensation Committee has determined that Mercer is independent and there is no conflict of interest resulting from retaining Mercer currently or during the year ended December 31, 2014.

For further information on the Compensation Committee’s processes and procedures used in the determination of our executive officers’ compensation, including our equity based awards policies and procedures, please see “Executive Compensation — Compensation Discussion and Analysis.”

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in determining our business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for the Company. While our Board has the ultimate oversight responsibility for the risk management process, our committees of the Board, specifically our Nominating and Corporate Governance committee, also have the authority and obligation to discuss with management, and assist the Board with, our policies regarding risk assessment and exposure and the steps taken to manage and oversee our risk. For example, the Audit Committee focuses on financial risk exposures and the Compensation Committee reviews risks related to our compensation plans, policies and programs.

Compensation Risk Assessment. Our management reviews our compensation policies and practices to determine whether any risks arising from our compensation policies and practices for employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company and presented its findings to the Compensation Committee. We believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Communication with the Board

Interested persons, including stockholders, may communicate with our Board, including the non-management directors, by sending a letter to Skullcandy, Inc., Attention: Secretary, 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098. Our Secretary will submit all correspondence to the Chairman and to any specific director to whom the correspondence is directed.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the corporate governance section of our website at http://investors.skullcandy.com/governance.cfm. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to Skullcandy, Inc., Attention: Secretary, 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

No Hedging or Pledging

Our Board has adopted an insider trading compliance program, whereby put and call options and other hedging transactions, as well as pledging of Company shares, are not permitted under any trading plan adopted by a director or executive officer in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Moreover, the Company does not permit executive officers or directors to pledge the Company’s stock as collateral to secure loans.

COMPENSATION OF DIRECTORS

Non-Employee Director Compensation Philosophy and Program

The Compensation Committee is responsible for the periodic review of fees and benefits paid to directors and the determination of the compensation of all non-employee directors. We believe that compensation for non-employee directors should be competitive and should align the interests of our directors with our stockholders’ interests through the payment of a portion of director compensation in restricted stock units.

Each non-employee director receives:

•	on-boarding grant for new directors valued at $50,000, consisting of restricted stock units that vest upon the one year anniversary of the effective date of the director’s appointment to the Board;

•	annual cash compensation of $35,000;

•	for each member of the Audit Committee, an annual fee of $10,000, except in the case of the Audit Committee Chairman, who receives an annual fee of $15,000;

•	for each member of the Compensation Committee and the Nominating and Corporate Governance Committee, respectively, an annual fee of $5,000, except for the Compensation Committee Chairman, who receives an annual fee of $10,000 and the Nominating and Corporate Governance Committee Chairman, who receives an annual fee of $7,000;

•	for the Chairman of the Board, an annual fee of $35,000; and

•	an annual equity grant valued at $80,000 in the form of time-vested RSUs generally based on the closing price of our common stock on the date of grant.

Our non-employee directors may elect to receive the cash portion of their compensation entirely in equity (in the form of time-vested RSUs), with the election to be made in the first quarter of the relevant fiscal year.

In May 2014, our Board approved a grant of 11,267 RSUs to each of our non-employee directors, which vest upon the earlier of (1) May 14, 2015 or (2) the next annual meeting at which one or more members of the Board are standing for re-election, subject in either case to the director’s continued service on the Board through such date (i.e., our 2015 annual meeting).

In approving the aforementioned non-employee director compensation program, the Board sought to bring director compensation closer to the median of our peer group, which peer group is described in greater detail under “Compensation Discussion & Analysis — Executive Compensation Philosophy and Objectives.”

Non-Employee Director Stock Ownership Guidelines

In March 2015, we adopted stock ownership guidelines for our non-employee directors to better align their long-term interests with those of our stockholders. Based on these guidelines, our non-employee directors have three years (until March 2, 2018 or, for non-employee directors joining the Board subsequent to the guidelines’ adoption, three years from the date of being appointed to the Board) to achieve stock ownership in the Company equal to six times the current annual Board cash retainer amount of $35,000. We believe this to be a rigorous standard based on a recent market evaluation conducted by our Compensation Committee in conjunction with its independence compensation consultant, Mercer (US), Inc., in early 2015. Based on the current annual Board cash retainer, our ownership guidelines would require a director own $210,000 in Company stock.

Non-Employee Director Compensation Table

The table below summarizes the compensation earned by our non-employee directors for the year ended December 31, 2014. Mr. Darling, our President and Chief Executive Officer, does not receive additional compensation for his service as a director.

Non-Employee Director	Fees Earned or Paid in Cash	Restricted Stock Units(1)	All Other Compensation(3)	Total
Rick Alden	$35,000	$80,000	$15,225	$130,225
Jay Brown	---	$115,000	---	$115,000
Doug Collier	$90,000	$80,000	—	$170,000
Jeff Kearl	$45,000	$80,000	—	$125,000
Scott Olivet	$51,250	$80,000	—	$131,250

Non-Employee Director	Fees Earned or Paid in Cash	Restricted Stock Units(1)	All Other Compensation(3)	Total
Heidi O’Neill	---	$127,500	—	$127,500
Greg Warnock	---	$133,250	—	$133,250

(1)	The amounts shown equal the grant date fair value of the restricted stock units computed in accordance with FASB ASC Topic 718. Each non-employee director received an award of 11,267 RSUs on May 14, 2014 under the 2011 Plan, which vest upon the earlier of (1) May 14, 2015 or (2) our 2015 annual meeting. Additionally, each of Messrs. Warnock and Brown, and Ms. O’Neill, elected to receive RSUs in lieu of their non-employee director cash compensation, and in connection therewith, received 7,500, 4,929 and 7,218 RSUs, respectively on May 14, 2014, which RSUs vested in four equal quarterly installments on March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, subject to continued service on the Board through such dates. Mr. Brown also received his on-boarding award of 5,488 RSU on March 12, 2014, which vested in full on January 6, 2015, the one-year anniversary of Mr. Brown’s appointment to the Board.

(2)	The following table sets forth the number of vested and unvested options and RSUs held by each of our non-employee directors as of the end of our 2014 fiscal year.

Director	Options Outstanding at Dec. 31, 2014	RSUs Outstanding at Dec. 31, 2014
Rick Alden	28,000	17,587
Jay Brown	---	21,684
Doug Collier	28,000	31,622
Jeff Kearl	57,378	31,622
Scott Olivet	28,000	31,622
Heidi O’Neill	—	26,434
Greg Warnock	28,000	39,122

(3)	Represents the cost of providing health insurance benefits to Mr. Alden in 2014 under the Board of Directors Services Agreement entered into in March 2011.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS

Unless otherwise stated, the following table shows ownership of our common stock as of March 30, 2015, based on 28,337,193 shares of common stock outstanding on that date, by (i) each current director and nominee; (ii) our named executive officers, as specified in the “Compensation Discussion and Analysis” section of this proxy statement; (iii) all of our current directors and executive officers as a group; and (iv) each person known to us to own beneficially more than five percent of our capital stock. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable. Unless otherwise noted, the address of the persons or entities shown in the table below is 1441 W. Ute Blvd., Ste. 250, Park City, Utah 84098.

Name	Shares of Common Stock	Rights to Acquire Common Stock(1)	Total Shares Beneficially Owned	Percentage of Outstanding Common Stock(2)
5% Beneficial Owners
Ptarmagin, LLC (3)	5,179,386	0	5,179,386	18.3%
Goode Skullcandy Holdings, LLC(4)	2,158,283	0	2,158,283	7.6%
JA Cropston, LLC (6)	2,149,670	0	2,149,670	7.6%
Thompson, Siegel & Walmsley LLC(7)	1,585,019	0	1,585,019	5.6%

Non-Employee Directors
Rick Alden	937,527	39,267	976,794	3.4%
Jay Brown	10,417	12,500	22,917	*
Doug Collier	22,355	39,267	61,622	*
Jeff Kearl(5)	45,893	68,645	114,538	*
Scott Olivet	27,855	39,267	67,122	*
Heidi O’Neill	15,167	13,072	28,239	*
Greg Warnock	52,855	41,142	93,997	*

Named Executive Officers
S. Hoby Darling	61,835	325,178	387,013	1.4%
Jason Hodell	14,966	29,748	44,714	*
Sam Paschel, Jr.	18,491	36,055	54,546	*
David Raffone	0	0	0	*
Patrick Grosso	5,547	11,274	16,821	*
All current executive officers and directors (including nominees) as a group (12 persons)	1,212,908	655,415	1,868,323	6.4%

*	Less than 1%.

(1)	Represents shares which the individuals shown have the right to acquire (a) underlying restricted stock units, or RSUs, which will vest within 60 days of March 30, 2015 and (b) underlying vested and exercisable options and unvested options which will vest within 60 days of March 30, 2015.

Name	RSUs Included	Options Included
Non-Employee Directors
Rick Alden	11,267	28,000
Jay Brown	12,500	0
Doug Collier	11,267	28,000
Jeff Kearl	11,267	57,378
Scott Olivet	11,267	28,000
Heidi O’Neill	13,072	0
Greg Warnock	13,142	28,000

Named Executive Officers
S. Hoby Darling	0	325,178
Jason Hodell	0	29,748
Sam Paschel, Jr.	0	36,055
David Raffone	0	0
Patrick Grosso	0	11,274

(2)	The shares described in footnote (1) are deemed to be outstanding in calculating the percentage ownership of such individual (and the group), but are not deemed to be outstanding as to any other person.
(3)	Based on a Schedule 13D amendment filed with the SEC on March 21, 2014, represents shares held by Ptarmagin, LLC, or Ptarmagin. Michael Cahill is the manager of Ptarmagin and holds voting and dispositive power over these shares. The sole member of Ptarmagin is The Alden Irrevocable Trust, for which Mr. Cahill serves as the sole trustee. Mr. Alden’s spouse and his children are the beneficiaries of the trust. Mr. Cahill may be deemed to indirectly beneficially own the shares held by Ptarmagin but disclaims any beneficial ownership of the shares. The address of Ptarmagin is 69 White Pine Canyon Road, Park City, Utah 84060.
(4)	Based on a Schedule 13G filed with the SEC on February 12, 2014, David Oddi is a managing director and member of Goode Investors I LLC. Goode Investors I LLC is the general partner of Goode Partners Consumer Fund I, L.P., which is the managing member of Goode Skullcandy Holdings, LLC, which directly holds the shares. Mr. Oddi, (together with Goode Investors I LLC and Goode Partners Consumer Fund I, L.P., the “Goode Entities”) may be deemed to indirectly beneficially own the shares held by Goode Skullcandy Holdings, LLC because of affiliation with the Goode Entities but disclaims beneficial ownership. The address of the Goode Entities is 767 Third Avenue, 22nd Floor, New York, New York, 10017.
(5)	Represents (i) 32,243 shares of common stock held directly by Mr. Kearl, (ii) 13,650 shares of common stock held by Monarch Partners, (iii) 28,000 shares of common stock subject to options currently vested and exercisable held directly by Mr. Kearl and 11,267 shares underlying restricted stock units which will vest within 60 days of March 30, 2015 and (iv) 29,378 shares of common stock subject to options currently vested and exercisable held by Pura Vida Investment Capital, or Pura Vida. Mr. Kearl is the manager of both Monarch Partners and Pura Vida and holds voting and dispositive power of the shares held by Monarch Partners and Pura Vida. Mr. Kearl may be deemed to indirectly beneficially own the shares held by Monarch Partners and Pura Vida. The address of Monarch Partners and Pura Vida is 38 Via Divertirse, San Clemente, California 92673.
(6)	Based on a Schedule 13G amendment filed with the SEC on February 14, 2013, represents (i) 1,644,438 shares of common stock held by JA Cropston, LLC and (ii) 194,190 shares of common stock held directly by Mr. Andrus. Based on the Separation Agreement and Release effective as of February 8, 2013 (the “separation date”) between the Company and Mr. Andrus, Mr. Andrus held 311,042 options exercisable as of the separation date. Mr. Andrus and his father, Brent Andrus, are the managers of JA Cropston, LLC and hold voting and dispositive power over these shares. The address of JA Cropston, LLC is 2681 Chadwick Street, Salt Lake City, Utah 84106.
(7)	Based on a Schedule 13G filed with the SEC on February 6, 2015, Thompson, Siegel & Walmsley LLC (“TSW”) is a registered investment adviser with sole power to vote or direct the vote of 1,323,206 shares, shared power to vote or direct the vote of 261,813 shares and sole power to dispose or direct the disposition of 1,585,019 shares of common stock. The address of TSW is 6806 Paragon Place, Suite 300, Richmond, VA 23230.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Named Executive Officers

This Compensation Discussion & Analysis describes our executive compensation programs for our 2014 fiscal year named executive officers, who were:

Name	Title
S. Hoby Darling	President and Chief Executive Officer

Jason Hodell	Chief Financial Officer and Head of Business Operations

Sam Paschel, Jr.	Chief Commercial Officer (Marketing and Product)

David Raffone	Chief Sales and Revenue Officer

Patrick Grosso	Vice President, Strategic Initiatives and Corporate Affairs, Chief Legal Officer and Corporate Secretary

2014 Business and Performance Highlights

2014 saw significant growth in revenue and net income compared to 2013 as we continued to implement our five year strategy. As a result of our continued focus on our five year strategy, the Company achieved the following in 2014 versus 2013:

—	Net sales of $247.8 million vs. $210.1 million, an 18% increase;
—	Operating income of $11.8 million vs. a loss of $5.0 million; and
—	Net income per diluted share of $0.27 vs. a loss of $0.11.

2014 Executive Compensation Highlights

In 2014, the Compensation Committee determined to maintain the named executive officers’ 2013 levels of compensation for base salary and target bonus opportunity. The Compensation Committee believed this to be a fiscally conservative approach to our executive compensation program and one that aligns our executives’ interests with those of our stockholders.

For 2014 equity-based compensation, the Compensation Committee determined that our shareholders would be best served by increasing the use of performance-based equity grants for our Chief Executive Officer, increasing this form of equity to 25% of total equity value from 10% the previous year, and combining that with time-vested equity grants. The Compensation Committee believed this combination more closely aligned our Chief Executive Officer’s interest with the success of our business and increasing shareholder value. For our other executive officers, the Compensation Committee believed continuing to award time-vested equity grants would be in the best interests of shareholders for 2014. The Committee is evaluating a further increase in the use of performance-based equity grants for our Chief Executive Officer and phasing in their implementation for the other executive officers beginning in 2016. The Committee will continue to evaluate other means of aligning the interests of our employees, including our executive officers, with stockholder interests through the use of both stock appreciation and financial and strategic performance-based awards.

Our 2014 annual Performance Bonus Program was established in September 2013 and approved in January 2014 with our annual budget. Bonus opportunities for named executive officers under the Performance Bonus Program were based on our achievement of targeted adjusted operating income because the Committee believed that to be the best measure of profitability for shareholders. As discussed in detail below, we exceeded our target level of adjusted operating income of $15.0 million for 2014, and in response, awarded bonuses at approximately 168% of target opportunities.

The Compensation Committee previously established a Strategic Milestone Bonus Program in August 2013, which provided certain bonus payments to employees, including our executive officers, based upon progress toward achievement of certain strategic milestones that align to the company’s five year strategic plan. The purpose of the Strategic Milestone Bonus Program is to incentivize longer-term strategic achievements necessary during our turnaround, particularly in situations where our financial goals under the annual Performance Bonus Program are not achieved and there is nevertheless a desire to provide some level of incentive opportunity to our executives for the continued achievement under our five year strategic plan. Payments under the Strategic Milestone Bonus Program for a fiscal year can be up to the amount that would be payable to an eligible named executive officer assuming achievement of threshold financial performance under the corresponding annual Performance Bonus Program. For example, if threshold performance under the annual Performance Bonus Program would result in 50% of bonus target opportunity being paid, a maximum of 50% of bonus target opportunity could be paid under the Strategic Milestone Bonus Program for the respective year.

For 2014, the Compensation Committee determined that we exceeded our target adjusted operating income threshold under the 2014 annual Performance Bonus Program. The Compensation Committee reviewed our progress toward achieving our five year strategic plan goals, but determined not to make a payout under this program because our executive officers would be receiving cash bonuses under the 2014 annual Performance Bonus Program.

Say-on-Pay Support in 2014

At our annual stockholder meeting in June 2014, our stockholders approved the advisory vote on the executive compensation of our named executive officers, with an approval rating of approximately 66% of votes cast. While the Compensation Committee is pleased with the support shown by our stockholders in this advisory vote, it endeavors to improve the tie between stockholder interests and executive compensation and the creation of long term stockholder value, while establishing and retaining an effective strong management team. Much of the compensation decisions in 2014 were influenced by the need to stabilize our executive compensation program and establish a long-term vision for the program and to retain and incentivize a new management team during a turnaround period. The Compensation Committee will continue to work to align management’s interests with our stockholders’ interests and to support long-term value creation.

The Compensation Committee routinely reviews the Company’s compensation policies to ensure they are consistent with good governance and best practices. As part of this review, we adopted a stock ownership policy for our non-employee directors and a compensation recovery, or clawback, policy for our executive officers, each as described in more detail below. In addition, we continued to prohibit hedging and pledging by our executive officers and directors in accordance with our insider trading policy.

Looking Ahead to 2015—Compensation Program Changes

In January 2015, management presented an extensive review of our compensation program to our compensation committee, with particular emphasis on the performance bonus and equity components, to continue to align the Company’s philosophy and compensation practices with shareholders.

In part based on the CEO’s recommendations, the Compensation Committee determined (i) to use a combination of revenue and operating income as our performance bonus metrics under the 2015 annual Performance Bonus Program as it applies to our named executive officers, (ii) that the 2015 annual equity grant to our CEO will consist of 75% options and 25% performance stock units and (iii) that the 2015 annual equity grants to our other executive officers will consist of options. Further, the Compensation Committee is developing a phased approach for performance stock units becoming a greater portion of the annual equity grants to officers. In 2015, our CEO will receive 25% of his equity grant in performance stock units, increased from 10% in 2014. The Compensation Committee intends to phase-in the use of performance stock units for our other officers beginning in 2016. The decision to continue the use of time-vested options, but increase the use of performance stock units as a portion of the overall equity grant, for our Chief Executive Officer was based on management and the Compensation Committee’s goal of incentivizing our executives and aligning their interests with creation of stockholder value through sustained financial performance.

Good Governance and Best Practices

We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. We have the following practices and policies applicable to our executive officers that are mindful of the concerns of our stockholders and best governance.

•	We provide limited severance benefits and do not provide perquisites, other than reimbursement of relocation expenses and benefits provided to our employees generally.

•	We do not provide tax gross up payments.

•	We do not provide a trigger of equity acceleration upon a change of control.

•	We do not provide any supplemental retirement benefit plans.

•	In March 2015, we adopted a compensation recovery policy applicable to all employees that allows our Compensation Committee to require forfeiture or reimbursement of certain cash and equity awards if there was a material financial restatement relating to fraud or the intentional misconduct of any such officer.

•	Our Compensation Committee works with a nationally-recognized, independent compensation consultant to develop and review peer group data and to receive guidance on best compensation practices.

•	In March 2015, we adopted rigorous stock ownership guidelines for our non-employee directors to align their long-term interests with those of our stockholders. See “Compensation of Directors” above.

Executive Compensation Philosophy and Objectives

We recognize that our ability to attract and retain highly talented professionals, as well as to grow our organization, largely depends on how we reward and compensate our employees and our ability to retain a talented management group. We strive to create an environment that is responsive to the needs of our employees, is open towards employee communication and continual performance feedback, encourages teamwork and rewards commitment and performance. The principles and objectives of our compensation and benefits programs for our executive officers and other employees are to:

•	attract, engage and retain the best executives to work for us, with experience and managerial talent enabling us to be an employer of choice in highly competitive and dynamic industries;

•	align compensation incentives with our business, financial performance and the long-term interests of our stockholders;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success; and

•	ensure that our total compensation is fair, reasonable and competitive.

We compete with many other companies in seeking to attract and retain experienced and skilled executives. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers competitive compensation and benefits packages that are focused on long-term value creation and that reward our executive officers for achieving our financial and strategic objectives. In accordance with our philosophy of incentivizing performance and linking the interests of our executive officers to those of our stockholders, we have historically placed a greater emphasis on cash bonuses and equity based compensation, while keeping base salaries to a nominally competitive level.

The compensation of our named executive officers for 2014 consisted of the following elements:

•	base salary;

•	annual performance based cash bonus program opportunity, and strategic milestone bonus opportunity;

•	in the case of our Chief Executive Officer, performance-based restricted stock units, or PSUs;

•	stock options;

•	a retirement savings (401(k)) plan;

•	certain limited perquisites; and

•	certain negotiated and limited severance benefits.

Each of the components of our executive compensation program is discussed in more detail below. We view each component of our executive compensation program as related but distinct, and we also regularly reassess the total compensation of our executive officers, including our named executive officers, to ensure that our overall compensation objectives are met. While each element of executive compensation serves particular compensation objectives, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives. Historically, not all of the enumerated components have been provided to all executive officers.

Executive Compensation Process

Roles of Our Compensation Committee and Chief Executive Officer in Compensation Decisions

Determinations regarding our named executive officers’ compensation for 2014 were made by our Compensation Committee after considering (i) the market data and analysis presented by the Compensation Committee’s independent compensation consultant, F.W. Cook & Co., and (ii) the recommendations of Mr. Darling, our CEO, as to the compensation of our named executive officers other than himself. Specifically, in 2014, as we continued to focus on turnaround efforts, Mr. Darling recommended no pay adjustments for any executive officers of the Company, including himself.

Historically, the initial compensation arrangements with our executive officers have been determined in arm’s-length negotiations with each individual executive and memorialized in formal employment agreements or offer letters. Typically the CEO has been responsible for negotiating these arrangements, except with respect to his own compensation, with the oversight of our Compensation Committee or Board. The negotiated compensation arrangements have been influenced by a variety of factors, including, but not limited to (i) our financial condition and available resources, (ii) our need to fill a particular position, (iii) an evaluation of the competitive market, based on the collective experience of the members of the Compensation Committee and, more recently, data provided by F.W. Cook & Co., and (iv) the compensation levels of our other executive officers. Generally, the focus of these arrangements has been to recruit skilled individuals to help us meet our product development, retailer and distributor acquisition and growth objectives, while continuing to achieve our financial growth and profitability goals, and to maintain the level of talent and experience needed to drive sustainable results.

Role of the Compensation Committee’s Independent Compensation Consultant

The Compensation Committee believes we require executive talent with unique industry, creative and retail experience and that our compensation practices should be competitive within the marketplace. Beginning in 2012, the Compensation Committee engaged F.W. Cook & Co. In 2014, the Compensation Committee reviewed compensation data and analysis prepared by F.W. Cook & Co. from the peer group originally developed in 2012 and augmented in the second half of 2013 to add Quiksilver and Zumiez (the “June 2013 peer group”). The primary peer group consisted of the 14 companies listed below. In developing this peer group in 2012, F.W. Cook & Co. and the Compensation Committee considered that our line of business encompasses several traditional industries with limited direct competitors. As a result, the peer group represents a cross-section of similarly sized companies from a wide variety of industries focused on building and cultivating brands—with a focus on consumer electronics, apparel, accessories and luxury goods, footwear, internet and catalog retail, internet software and services, leisure products and personal products, with preference given to growth companies or companies with specialty lines of business.

June 2013 Peer Group

(for 2014 Compensation Decisions)

Black Diamond	RG Barry
Blue Nile	Shutterfly
Johnson Outdoors	Sturm, Roger & Co.
Nutrisystem	True Religion
Orbitz Worldwide	USANA Health Sciences
Petmed Express	XO Group
Prestige Brands	Zagg
Quiksilver	Zumiez

The market capitalization of our peer group ranged from $136 million to $926 million determined as of January 31, 2012, with median market capitalization of $380 million and Skullcandy’s market capitalization at $366 million determined as of that date. As an additional market check, the Compensation Committee also reviewed competitive compensation data from a group comprised of Billabong, Black Diamond, Nike, Quiksilver and Under Armour.

In June 2013, F.W. Cook & Co. also provided compensation market data for the chief marketing officer at Blue Nile, Nutrisystem and Shutterfly. As part of its limited review, F.W. Cook & Co. did not directly compare the compensation components for each of our named executive officers or make recommendations, but instead presented the 25th, median and 75th percentile amounts of each element of compensation and total cash and total direct compensation paid to the CEO and next four highest paid executives at the peer group. The Compensation Committee used the June 2013 F.W. Cook & Co. report for informative purposes and to assist in determining the market competitiveness of its 2014 compensation decisions.

As discussed further below, in late 2014 the Compensation Committee engaged Mercer as its compensation consultant for 2015, based on Mercer’s domestic and international experience with similar size companies and knowledge of changes in compensation trends and best practices.

2014 Executive Compensation Program Components

The following describes the primary components of our executive compensation program for each of our named executive officers, the rationale for that component, and how compensation amounts are determined.

Base Salary

To recruit and retain executives with the skills and experience that we believe are necessary to lead our growth, we established our named executive officers’ initial base salaries through arm’s-length negotiations at the time the individual was hired, taking into account his qualifications, experience and prior salary level. Generally, we have entered into agreements with these executives, which establish their initial salary as the minimum salary with increases at our discretion based on a number of factors, including peer group comparisons.

The base salaries of our executive officers, including the named executive officers, are reviewed annually by the Compensation Committee, or in the event of promotions or other significant changes in an executive officer’s role or responsibilities. Adjustments have been made as deemed appropriate based on such factors as the scope of an executive officer’s responsibilities, individual contribution, importance of their contribution, prior experience, sustained performance and the recommendation of our CEO. Decisions regarding base salary adjustments may also take into account the amounts paid to the executive’s peers both inside and outside our company.

Set forth in the table below are the base salaries in effect for our named executive officers as of December 31, 2014.

Executive	Title	Annual Base Salary 2014
S. Hoby Darling	President and CEO	$450,000
Jason Hodell	CFO and Head of Business Operations	$300,000
Sam Paschel, Jr.	Chief Commercial Officer (Marketing and Product)	$300,000
David Raffone	Chief Sales and Revenue Officer	$235,000
Patrick Grosso	VP, Strategic Initiatives and Corporate Affairs, Chief Legal Officer and Corporate Secretary	$235,000

Base salary decisions for our named executive officers in 2014 were unchanged from 2013. The Compensation Committee believed this to be a fiscally conservative approach to our executive compensation program and one that continues to align our executives’ interests with those of our stockholders. In making its 2014 salary decisions, the Compensation Committee considered the executive officers’ performance in 2013, the improved performance of the Company, the increase in job responsibilities for our named executive officers and the compensation market data for similarly situated executives within the June 2013 peer group, consistent with our compensation philosophy of evaluating the 25th percentile of our peer group for annual base salaries.

2014 Cash Bonuses

We typically provide an annual cash bonus opportunity for our executive officers to motivate them to achieve our short-term financial objectives while making progress toward our longer-term growth and other goals. In setting its 2014 performance bonus compensation levels, the Compensation Committee considers the financial goals of the company and aligns achievement of those goals to the performance bonus metrics. These bonus levels are consistent with our compensation philosophy of evaluating the 50th percentile of our peer group for annual performance bonus percentages.

2014 Annual Performance Based Cash Bonus Program

On January 14, 2014 the Compensation Committee approved the 2014 Performance Bonus Program, which provides annual cash incentive awards to our named executive officers based on our measurable financial performance. Each of our named executive officers was eligible to participate in the 2014 Performance Bonus Program.

Under the 2014 Performance Bonus Program, the Company’s performance at target level corresponds to an individual target bonus opportunity, expressed as a percentage of base salary in effect as of the end of the fiscal year, of (i) 100% for Mr. Darling; and (ii) 50% for the other named executive officers. Each individual target bonus opportunity was consistent with the median performance bonus percentage of the Company’s peer group.

Under the 2014 Performance Bonus Program, target bonus opportunities would be earned based on our achievement of adjusted operating income performance calculated on a GAAP basis, but excluding certain items that the CEO could discuss with the Compensation Committee, including, as applicable, up to $1.5 million in costs related to audible products (including training and innovation), unknown litigation costs and expenses, certain non-cash expenses determined by the Compensation Committee (including exit of a business or businesses, contract terminations (e.g., one-time expenses associated with termination), executive and employee severance, major customer bankruptcy, A/R write-offs in excess of credit insurance, end of life inventory write-downs, athlete/ambassador terminations, goodwill or fixed asset terminations and accounting reclassifications) (“Adjusted Operating Income”).

Thus, bonuses may range from 50% of target bonus opportunity for threshold performance of Adjusted Operating Income, to 100% (150% in the case of our CEO) of target bonus opportunity for maximum performance. No payouts are earned, however, unless the Company achieves the threshold level of performance of Adjusted Operating Income.

The following table sets forth the threshold, target and maximum goals for the Adjusted Operating Income performance measure. Linear interpolation is used to calculate bonus funding between threshold, target and maximum levels of performance.

Performance Metric	Targeted Levels for 2014
	Threshold	Target	Maximum
Adjusted Operating Income	$11.0 million	$15.0 million	$26.8 million

The Company achieved $21.9 million of Adjusted Operating Income for 2014, which corresponded to payouts at approximately 158% of target bonus opportunity under the 2014 annual Performance Bonus Program. In March 2015, after company-wide performance determinations were made, including taking into account employee departures during 2014 and certain participants not achieving applicable individual or divisional goals (which decisions did not impact our named executive officers), management presented information to the Compensation Committee showing an excess in the bonus pool previously approved by the Board. The Compensation Committee approved a pro rata distribution of this excess to all eligible employees at the Company. As a result, final payouts under the Performance Bonus Program applied a multiple of approximately 168% of target bonus opportunity to eligible program participants.

Following its review of 2014 performance, the Compensation Committee approved the payment of the following bonuses pursuant to the 2014 Performance Bonus Program: Mr. Darling ($619,683); Mr. Hodell ($254,099); Mr. Paschel ($254,099); Mr. Raffone ($82,363) and Mr. Grosso ($199,044).

Strategic Milestone Bonus Program

In connection with the establishment of our 2014 annual Performance Bonus Program, the Compensation Committee re-affirmed the Strategic Milestone Bonus Program originally established in August 2013, which provided certain bonus payments to employees, including our executive officers, based upon progress toward achievement of certain strategic milestones that align to the company’s five year strategic plan. The purpose of the Strategic Milestone Bonus Program was to incentivize longer-term strategic achievements necessary during our turnaround, particularly in situations where our financial goals under the annual Performance Bonus Program are not achieved and there is nevertheless a desire to provide some level of incentive opportunity to our executives for the continued achievement under our five year strategic plan. Payments under the Strategic Milestone Bonus Program for a fiscal year can be up to the amount that would be payable to an eligible named executive officer assuming achievement of threshold financial performance under the corresponding annual Performance Bonus Program. For example, if threshold performance under the annual Performance Bonus Program would result in 50% of bonus target opportunity being paid, a maximum of 50% of bonus target opportunity could be paid under the Strategic Milestone Bonus Program for the respective year.

For 2014, the Compensation Committee determined that we exceeded our target adjusted operating income threshold under the 2014 annual Performance Bonus Program. The Compensation Committee reviewed our progress toward achieving our five year strategic plan goals, but determined not to make any compensation decisions based on achievement of our strategic goals because our executive officers would be receiving cash bonuses under the 2014 annual Performance Bonus Program.

Long-Term Equity Incentives

The goals of our long-term equity incentive awards are to incentivize and reward our executive officers, including our named executive officers, for creation of long-term stockholder value and to align the interests of our executive officers with those of our stockholders. In determining its 2014 long-term equity incentives, the Compensation Committee considers the long-term financial goals of the company and aligns achievement of those goals to the long-term equity incentives. These incentives currently are not consistent with our compensation philosophy of evaluating the 75th percentile of our peer group for long-term equity incentives, as they were approximating the 25th percentile of our June 2013 peer group.

2014 Stock Options and Performance-Based Restricted Stock Units

For 2014, the Compensation Committee granted time-vested option equity awards to all named executive officers as follows, and a one-time PSU award to Mr. Darling. Other than the PSU granted to Mr. Darling, which were awarded on May 14, 2014, and the options awarded to Mr. Raffone, which were granted on August 4, 2014 in connection with his hiring, the options were granted on March 12, 2014, in each case with values based on the grant date fair value of such awards:

Position	Stock Options	Performance Stock Units	Total Value
S. Hoby Darling	$450,000	$50,000	$500,000

Jason Hodell	$300,000	N/A	$300,000
Sam Paschel	$300,000	N/A	$300,000

Patrick Grosso	$150,000	N/A	$150,000

In recognition of the responsibilities Mr. Raffone assumed in 2014, to immediately align his interest with long-term value creation for Skullcandy and based on compensation market data for similar executives within the June 2013 peer group discussed previously, the Compensation Committee approved an initial grant value of $150,000 for Mr. Raffone, consisting of options.

The table set forth below lists the amount of awards granted to each named executive officer in 2014:

Name	Number of Options	Number of PSU (1)	Grant Date Fair Value
Hoby Darling	93,167	7,042	$499,641
Jason Hodell	62,111	--	$299,760
Sam Paschel, Jr.	62,111	--	$299,760
David Raffone	37,500	--	$150,191
Patrick Grosso	31,055	--	$149,878
___

(1) Represents the target number of PSU awarded to Mr. Darling on May 14, 2014, which are subject to vesting upon achievement by the Company of certain performance criteria, subject to Mr. Darling’s continued service through the applicable vesting date, as further described below.

The PSUs awarded to Mr. Darling are earned and converted to shares of our common stock on a one for one basis only if we achieve or exceed a pre-established average annual targeted growth rate of Net Sales over the specified performance period (“Target Rate”). Net Sales is defined as the Net Sales reported by the Company in its financial statements. Under the PSUs, growth in annual Net Sales is measured for five years, commencing with growth of Net Sales for 2014 (over 2013 Net Sales). The annual growth rate in Net Sales over the five fiscal years (2014 through 2018) is then averaged and if the average annual growth rate exceeds the Target Rate, then all of the PSUs will vest and convert to shares of Company common stock upon certification by the Committee (after December 31, 2018) of achievement of such results. However, if the average annual growth rate for the first four fiscal years ending December 31, 2017 meets or exceeds the Target Rate, the PSUs will vest and convert to shares of Company common stock upon certification by the Committee (after December 31, 2017) of such results. If at December 31, 2018, the five year’s average annual growth rate in Net Sales does not meet or exceed the Target Rate, then all of the PSUs are forfeited. In no event will more than the granted 7,042 PSUs be earned or vest. The PSUs are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

As provided in Mr. Darling’s employment agreement, the PSUs will be deemed fully vested and convert to shares of Common Stock upon a qualifying termination of employment (which includes a termination without cause or for good reason) and upon death or disability (as defined in his employment agreement).

2015 Equity Awards

In January 2015, the Compensation Committee engaged Mercer (US), Inc. to review and make recommendations with respect to the Company’s long-term equity incentive program. As a result of this review, the Compensation Committee increased the use of PSUs for our Chief Executive Officer by granting him annual equity awards consisting of a combination of 25% PSU and 75% options for 2015 and 100% time vested options for the other named executive officers. The Compensation Committee is currently evaluating further increases in the use of PSUs as a part of our Chief Executive Officer’s equity compensation and implementing the use of PSUs as part of our other executive officers’ equity compensation. The Compensation Committee’s use of performance-based equity awards is based on the Compensation Committee’s goal of having our Chief Executive Officer’s equity compensation tied to the achievement of specific financial performance metrics, including revenue growth. Further, the Compensation Committee believes the use of performance-based equity awards helps to further align our executive officers’ interest with the long-term shareholder value creation for Skullcandy. The Committee will continue to evaluate other means of aligning the interests of our employees, including our executive officers, with stockholder interests through the use of financial and strategic performance-based awards.

Delegation of Authority to Grant Equity Awards

In January 2014, the Board established a subcommittee comprised of our CEO in his capacity as a member of the Board, as sole member, with limited authority to grant a certain number of restricted stock units to employees of Skullcandy who are not subject to Section 16 reporting. Under this delegated authority, our CEO could award up to $250,000 in value for 2014, with the maximum value per individual capped at $50,000. The subcommittee granted a total of $250,000 of restricted stock units to approximately 25 key employees.

Retirement Savings, Other Benefits and Perquisites

Retirement Savings

We have established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other salaried employees. Under the 401 (k) plan, eligible employees may elect to contribute pre-tax amounts to the plan up to a statutorily prescribed limit. Currently, we match contributions made by participants in the plan up to 4% of compensation. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Additional benefits received by all of our employees, including the named executive officers, include medical, dental, and vision insurance, medical and dependent care flexible spending accounts, and $20 monthly contribution to a gym membership. These benefits are provided to our named executive officers on the same general terms as they are provided to all of our full-time U.S. employees. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices in the competitive market.

In order to prevent geographic restrictions on our recruitment and hiring opportunities, we occasionally provide new hires with limited relocation benefits. Our executives, including our named executive officers, are eligible to receive these relocation benefits when we determine that relocation is desirable and/or required due to the specific circumstances of the assignment. During 2014, pursuant to the terms of their respective offer letters, we provided Mr. Raffone with approximately $31,000 in relocation expense reimbursement associated with his hiring and/or relocation to Park City, Utah. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages and to assist our executives in transitioning to their new role within our organization.

Historically, we have not provided any other perquisites to our named executive officers and we generally do not view perquisites or other personal benefits as a material component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, where we believe such perquisites are appropriate to assist an individual executive officer in the performance of his duties, to make our executive officers more efficient and effective and for recruitment, motivation and/or retention purposes. Future practices with respect to perquisites or other personal benefits for our named executive officers will be subject to periodic review by the Compensation Committee.

Severance and Change in Control Benefits

In March 2014, the Compensation Committee approved entering into a standard form of employment agreement (the “Employment Agreements”) with each of our then-serving named executive officers, which form agreement codifies the terms of each executive’s offer letter or other new hire agreement (and in some instances clarifies those terms) and serves to provide greater consistency among our executives’ employment and severance terms and to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended. The Employment Agreements are made effective as of the date in 2013 of hire or promotion of the executive officer. The offer letters and other agreements were negotiated at the time of their hiring or promotion. The Employment Agreements include certain additional benefits from those contained in the offer letters of certain of the executive officers, including cash severance and COBRA payments in the event of death or Disability.

We do not provide any tax gross ups, nor do we provide single trigger equity acceleration upon a change of control.

The Employment Agreements provide severance benefits upon a termination without cause or a resignation for good reason, or upon death or Disability. Mr. Grosso’s agreement provides that good reason includes if Mr. Darling ceases service as our CEO, which was negotiated at the time of his hiring and to induce him to relocate given our turnaround circumstances. The severance benefits provided upon a qualifying termination of employment, or death or disability, include (i) payments of 12 months of salary plus annual target bonus for our CEO, and 6 months of salary plus annual target bonus for our other current executive officers, (ii) acceleration of outstanding equity grants and (iii) 18 months of COBRA coverage. We believe that job security is a cause of significant concern and uncertainty for named executive officers and that providing protections to these executives in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities in all situations.

See “Executive Compensation Tables—Potential Payments Upon a Termination or Change in Control” for a discussion of the severance arrangements with our named executive officers.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Internal Revenue Code, or Section 162(m), disallows a tax deduction to any publicly-held corporation for any individual remuneration in excess of $1.0 million paid in any taxable year to its CEO and each of its other named executive officers, other than its chief financial officer. However, remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of Section 162(m). Our stockholders approved our Amended and Restated Skullcandy, Inc. 2011 Incentive Award Plan on May 14, 2014 at our 2014 annual meeting of stockholders, which stockholder approval was intended to satisfy the stockholder approval requirements of Section 162(m).

Once Section 162(m) applies to awards under the 2011 Plan and where reasonably practicable, the Compensation Committee may seek to qualify the variable compensation paid to our named executive officers for the “performance-based compensation” exemption from the deductibility limitations of Section 162(m). As such, in approving the amount and form of compensation for our named executive officers in the future, the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162 (m). The Compensation Committee may, in its judgment, authorize compensation payments that do not comply with this exemption from the deductibility limit in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Section 280G of the Internal Revenue Code

We do not provide any tax gross up payments to our executive officers and currently we do not intend to implement tax gross up payments. In approving the compensation arrangements for our named executive officers, our Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Internal Revenue Code.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. In March 2014, we revised our employment and offer letters to a standard form intended to be in compliance with Section 409A.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of stock options, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC Topic 718. Our compensation committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the years ended December 31, 2014 and 2013. None of Messrs. Darling, Hodell, Paschel or Grosso was a named executive officer prior to 2013. Mr. Raffone joined us in August 2014.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
S. Hoby Darling	2014	$450,000	$619,683	$49,998	$449,643	$10,400	$1,579,724
President and Chief Executive Officer	2013	$337,500	$89,375	$399,995	$1,599,998	$24,000	$2,450,869

Jason Hodell	2014	$300,000	$254,099	---	$299,760	$10,400	$864,259
Chief Financial Officer	2013	$40,385	$80,048	$324,998	$474,997	---	$920,878

Sam Paschel, Jr.	2014	$300,000	$254,099	---	$299,760	$10,400	$864,259
Chief Commercial Officer	2013	$267,535	$96,692	$374,997	$124,924	$20,000	$884,149

David Raffone	2014	$85,865	$82,363	---	$150,191	$32,123	$350,542
Chief Sales and Revenue Officer

Patrick Grosso	2014	$235,000	$199,044	---	$149,878	$9,947	$593,869
VP, Strategic Initiatives and Corporate Affairs, Chief Legal Officer and Secretary	2013	$99,423	$13,678	$112,498	$37,475	$14,377	$277,451
______

(1)	For 2014, represent bonuses paid to each of Messrs. Darling, Hodell, Paschel, Raffone and Grosso under our Cash Performance Bonus Program. See “Compensation Discussion and Analysis — 2014 Executive Compensation Program Components — Cash Performance Bonuses.

(2)	For Mr. Darling, represents the grant date fair value of 7,042 performance-based restricted stock units granted on May 14, 2014 based upon the probable outcome of the performance conditions of the PSUs on the grant date. At maximum performance of the performance conditions of the PSUs, 100% of the PSUs granted would be earned. The grant date fair value of the PSUs, assuming maximum outcome of the performance conditions, was $49,998. The PSUs do not have a threshold or target value, as they are either earned in full or forfeited entirely at the end of the applicable performance period.

(3)	Amounts reflect the grant date fair value of options granted to the named executive officers, as computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in Note 13, Stock-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on March 12, 2015. The Black-Scholes option values for each of the following named executive officers were: Mr. Darling $4.83; Messrs. Hodell and Paschel $4.83; Mr. Grosso $4.83, and Mr. Raffone $4.01. There can be no assurance that awards will vest or will be exercised (if they are not exercised, no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718.

(4)	Amounts under the “All Other Compensation” column for the twelve months ended December 31, 2014 consist of: (a) 401(k) company matching contributions; and (b) certain expenses we provided to Mr. Raffone to cover the cost of relocating to Park City, Utah.

Named Executive Officer	401(k) Plan Company Contribution	Reimbursement for Relocation and Housing Expenses
S. Hoby Darling	$10,400	$	---
Jason Hodell	$10,400	$	---
Sam Paschel, Jr.	$10,400	$	---
David Raffone	$ 723		$31,400
Patrick Grosso	$ 9,947	$	---

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2014.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Award(s)($)(1)			All Other Stock Awards; Number of Performance	All Other Stock Awards; Number of Shares	All Other Option Awards; Number of Shares	Exercise or Base Price	Grant Date Fair Value
			Thresh- hold	Target	Max- imum	Shares Units PSUs	of Stock or Units RSUs	Under- lying Options	of Option Awards Per Share	of Stock and Option Awards(2)(3)
S. Hoby Darling	1/14/2014	1/14/2014	225,000	450,000	675,000
	3/12/2014	1/14/2014						93,167	$9.11	$449,643
	5/14/2014	5/14/2014				7,042				$49,998
Jason Hodell	1/14/2014	1/14/2014	75,000	150,000	300,000
	3/12/2014	1/14/2014						62,111	$9.11	$299,760
Sam Paschel, Jr.	1/14/2014	1/14/2014	75,000	150,000	300,000
	3/12/2014	1/14/2014						62,111	$9.11	$299,760
David Raffone	8/4/2014	8/4/2014	21,738	43,475	86,950
	8/4/2014	8/4/2014						37,500	$7.45	$150,191
Patrick Grosso	1/14/2014	1/14/2014	58,750	117,500	235,000
	3/12/2014	1/14/2014						31,055	$9.11	$149,878

(1)	Amounts shown represent potential value of cash-based performance bonus awards for 2014 under our 2014 Performance Bonus Program, which was based on our performance against a pre-established adjusted operating income goal for 2014. Amounts shown under “Threshold” assume achievement of each of goals at threshold level, with payouts at 50% of the named executive officer’s bonus opportunity; amounts shown under “Target” assume achievement of both goals at target level, with payouts at 100% of the named executive officer’s bonus opportunity; and amounts shown under “Maximum” assume achievement of both goals at maximum level, with payouts at 200% of the named executive officer’s bonus opportunity (except, in the case of Mr. Darling, our CEO, at 150% of his bonus opportunity). See “Compensation Discussion and Analysis — 2014 Executive Compensation Program Components — 2014 Performance Bonuses — 2014 Annual Performance Based Cash Bonus Program.”

(2)	Amounts shown represent the grant date fair value of the option awards granted during 2014, computed in accordance with ASC Topic 718. See “— Summary Compensation Table” above for a description of the assumptions used in calculating the grant date fair value of awards.

(3)	Represents the target number of PSU awarded to Mr. Darling on May 14, 2014, which are subject to vesting upon achievement by the Company of certain performance criteria, subject to Mr. Darling’s continued service through the applicable vesting date. See “—2014 Stock Options and Performance-Based Restricted Stock Units” above.

Narrative Disclosure — Employment Agreements

In March 2014, the Compensation Committee approved the entering into of a standard form of employment agreement with each of our then-serving named executive officers, to be effective as of their respective hire or promotions dates, which form agreement codified the terms of each executive’s offer terms, and in some instances clarified those terms and provides certain enhanced benefits. The employment agreements also provide greater consistency among executives’ employment and severance terms and compliance with Section 409A of the Internal Revenue Code of 1986, as amended. The employment agreements contain confidentiality provisions and require a release of claims against Skullcandy in exchange for severance benefits.

The individual terms of the employment agreements, other than the severance benefits, are summarized below. Additional terms contained in the offer letters regarding initial equity grants and relocation assistance are also discussed below. For a description of the severance benefits to which our named executive officers are entitled in the event of a change in control or certain terminations of their employment with us, see “— Potential Payments Upon a Termination or Change-in-Control” below.

S. Hoby Darling. Mr. Darling’s employment agreement is effective as of March 18, 2013 and provides that Mr. Darling will serve as our President and CEO and that the Company will nominate him to serve as a director. Mr. Darling’s annual base salary is set at a minimum of $450,000 and he is eligible to participate in our annual bonus program, with a target bonus opportunity of 100% of his base salary and a maximum bonus opportunity of 150% of his base salary. Under the terms of the offer letter, Mr. Darling received an inaugural, one-time equity grant valued at approximately $2,000,000, comprised 80% of stock options and 20% restricted stock units, in May 2013. The stock options and restricted stock units vest in equal annual increments over a four year period commencing with the first anniversary of his hire date, subject to Mr. Darling’s continued service with the Company through the applicable vesting dates. Mr. Darling is eligible to participate in the Company’s 401(k) plan, health plans and other benefits on the same terms as all other Company employees. Pursuant to the offer letter, we provided Mr. Darling with relocation assistance, including up to 60 days of temporary housing, two house hunting trips, packing and moving of belongings, and a $20,000 moving allowance, all of which are to be reimbursed on a pro-rata basis if Mr. Darling’s employment terminates in the first year of employment.

Other Currently Serving Named Executive Officers. The employment agreements provide minimum base salaries of $300,000 (in the case of Messrs. Hodell and Paschel) and $235,000 (in the case of Messrs. Raffone and Grosso), and a target bonus opportunity of 50% of base salary and a maximum bonus opportunity of 100% of base salary. Mr. Raffone received an inaugural, one-time equity grant valued at approximately $150,000, comprised of stock options. The Company also provided Mr. Raffone with a relocation bonus of $10,000 and reimbursement for real estate commissions in connection with the sale of his primary residence not to exceed $75,000, which must occur within the first 12 months of his employment. The named executive officers are eligible to participate in the Company’s 401(k) plan, health plans and other benefits on the same terms as all other Company employees.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2014. Unless otherwise noted, the market value of awards shown is based on the closing price of our common stock on NASDAQ on December 31, 2014 of $9.19.

	Option Awards				Stock Awards
Vesting Commencement Date	Number of Securities Underlying Unexercised Option (Exercisable)	Number of Securities Underlying Unexercised Option (Unexercisable) (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Un-earned Shares, Units or Other Rights That Have Not Vested
					RSUs(2)		PSUs(3)

S. Hoby Darling

3/18/2013	150,943	452,830	$5.15	5/8/2023	58,252	$535,336
3/12/2014	-0-	93,167	$9.11	3/12/2024
5/14/2014							7,042	$64,716

Jason Hodell
10/28/2013					46,503	$427,363
10/28/2013	13,688	123,199	$6.29	11/4/2023
3/12/2014	-0-	62,111	$9.11	3/12/2024

Sam Paschel, Jr.
9/14/2012	8,824	8,824	$8.50	12/11/2022
8/6/2013	11,704	35,112	$5.07	8/6/2023
8/6/2013					55,473	$509,797
3/12/2014	-0-	62,111	$9.11	3/12/2024

David Raffone
8/4/2014	-0-	37,500	$7.45	8/4/2024			—	—

Patrick Grosso
7/15/2013					16,642	$152,940	—	—
7/15/2013	3,511	10,533	$5.07	8/6/2023			—	—
3/12/2014	-0-	31,055	$9.11	3/12/2024			—	—

(1)	Options vest in four equal annual installments commencing on the first anniversary of the vesting commencement date.

(2)	The restricted stock units vest in four equal annual installments commencing on the vesting commencement date, except for the restricted stock units granted to Mr. Hodell, which vest 10% the first anniversary, 15% the second anniversary, 20% the third anniversary, 25% the fourth anniversary and 30% the fifth anniversary of the vesting commencement date.

(3)	In accordance with SEC rules governing this table, the number of PSUs shown represents the number that would have been earned at December 31, 2014 based on the Company’s growth in the applicable measure of net sales for 2014 over 2013, which would have resulted in 100% of the PSUs being earned. Mr. Darling received 7,042 PSUs on May 14, 2014, which are subject to being earned as to 100% of the PSUs upon achievement by the Company of certain performance criteria, subject to Mr. Darling’s continued service through the applicable vesting date, as described above under “—2014 Stock Options and Performance-Based Restricted Stock Units.”

Option Exercises and Stock Vested

None of our named executive officers exercised options during the year ended December 31, 2014. Certain of our named executive officers hold stock-based awards in the form of time-vested RSUs and PSUs.

	Stock Vested
Name	Number of Securities Acquired on Vesting	Value Realized on Vesting(1)
Hoby Darling	19,417	$189,122
Jason Hodell	5,166	$42,826
Sam Paschel, Jr.	18,491	$138,128
David Raffone	–	–
Patrick Grosso	5,547	$40,770

(1)	The value realized upon vesting of restricted stock units equals the closing price of a share of our common stock on the date of vesting, multiplied by the number of shares underlying the vested RSUs.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination, including in connection with a Change in Control

The information below does not generally reflect compensation and benefits available to all salaried employees upon termination of employment with us under similar circumstances.

The employment agreements for Messrs. Darling, Hodell, Paschel, Raffone and Grosso provide that in the event of (i) a termination of employment by the Company without cause (as defined) or (ii) a termination by the executive for good reason (as defined), or (iii) death or Disability (as defined), the executive will be entitled to:

•	a cash lump sum payment equal to his annual base salary (in the case of Mr. Darling) or six months of annual base salary (in the case of Messrs. Hodell, Paschel, Raffone and Grosso), at the rate in effect immediately preceding the date of termination;

•	a cash lump sum payment equal to the executive’s annual target bonus for the year in which the termination occurs;

•	payment of health insurance premiums for COBRA coverage for a period of up to 18 months; and

•	accelerated vesting of all outstanding equity awards.

The employment agreements also provide that in the event any of the benefits or payments would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the cash severance payments shall be first reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that the executive receives the greater of the (i) net amount of the change in control payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the change in control payments and benefits without such reduction. The payment of the severance benefits is conditioned upon the executive’s execution and non-revocation of a general release.

Definitions. The following terms have the following meanings under the employment agreements:

“Good Reason” mean the occurrence of any one or more of the following events without the executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason:

•	a material diminution in the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the executive;

•	the Company’s material reduction of the executive’s base salary, as the same may be increased from time to time;

•	a material change in the geographic location of the Company’s principal office which shall, in any event, include only a relocation of the principal office by more than fifty (50) miles from its existing location;

•	the Company’s material breach of this Agreement.

“Cause” generally means the occurrence of any one or more of the following events unless cured:

•	willful and continued failure by the executive to perform substantially his reasonably assigned duties with the Company;

•	engaging in illegal conduct which is materially and demonstrably injurious to the Company;

•	engaging in fraudulent conduct, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction;

•	conviction of a felony, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction;

•	gross negligence in the performance of the executive’s duties or responsibilities; or

•	significant violation of the Company’s material, written policies and procedures.

Potential Payments Upon Termination or Change-in-Control Table

The tables below set forth the estimated current value of payments and benefits that would have become payable to each of our named executive officers in the event of a “Qualifying Termination” or on December 31, 2014 under applicable agreements or letters in effect as of that date. For purposes of the following table, a “Qualifying Termination” is, for Messrs. Darling, Hodell, Paschel, Grosso and Raffone, a termination without cause or resignation for good reason, including when such terminations occur in connection with a change in control. The amounts shown assume that the triggering event(s) occurred on December 31, 2014. The amounts shown do not include (i) benefits earned during the term of our named executive officers’ employment that are available to all salaried employees, such as unpaid vacation, and (ii) benefits paid by insurance providers under life and disability policies, if any. The actual amounts of payments and benefits that would be provided can only be determined at the time of a named executive officer’s separation from us or upon payment of then accrued benefits.

Name	Cash Severance(1)	Restricted Stock Unit and Option Acceleration(2)	PSUs(3)	Other Benefits(4)	Total
Hoby Darling
Qualifying Termination	$900,000	$2,372,222	$64,716	$20,236	$3,357,174
Death and Disability	$900,000	$2,372,222	$64,716	$20,236	$3,357,174

Jason Hodell
Qualifying Termination	$300,000	$789,377	—	$20,236	$1,109,613
Death or Disability	$300,000	$789,377	—	$20,236	$1,109,613

Sam Paschel, Jr.
Qualifying Termination	$300,000	$665,516	—	$20,236	$985,752
Death or Disability	$300,000	$665,516	—	$20,236	$985,752

David Raffone
Qualifying Termination	$235,000	$65,250	—	$25,527	$325,777
Death or Disability	$265,000	$65,250	—	$25,527	$355,777

Patrick Grosso
Qualifying Termination	$235,000	$198,820	—	$20,236	$454,056
Death or Disability	$235,000	$198,820	—	$20,236	$454,056

(1)	For Mr. Darling, represents cash severance equal to annual base salary plus target bonus and, for the other currently serving executive officers, represents six months base salary plus target bonus.

(2)	As to the restricted stock units held by the currently serving executive officers, represents the value of restricted stock units accelerated based on the closing price of our common stock on December 31, 2014 of $9.19 multiplied by the number of shares subject to the accelerated restricted stock units. As to in-the-money options whose vesting is accelerated, represents the difference between the closing price of our common stock on December 31, 2014 of $9.19 less the option exercise price, multiplied by the number of such options.

(3)	For Mr. Darling, represents the value of PSUs deemed to be fully vested upon a qualifying termination of employment or upon death or disability based on the closing price of our common stock on December 31, 2014 of $9.19.

(4)	Represents, as to Messrs. Darling, Hodell, Paschel, Raffone and Grosso, the cost of COBRA premiums for up to 18 months.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on the review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting of Shareholders to be held May 20, 2015 and incorporated by reference in our 2014 annual report on Form 10-K.

The Compensation Committee of the Board of Directors

Heidi O’Neill (Chair)

Scott Olivet

Jeff Kearl

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our Board upon exercise of options, vesting of RSUs, vesting of PSUs or under any other rights under all of our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plans approved by stockholders	2,688,628	$7.56	4,446,590
Plans not approved by stockholders	0	0	0
Total	2,688,628	$7.56	4,446,590

(a)	Represents an aggregate of 1,849,613 options outstanding under our 2011 Plan, 2005 Stock Plan and 2008 Equity Incentive Plan, plus an aggregate of 831,973 outstanding RSUs and 7,042 outstanding PSUs (as granted at target performance) under our 2011 Plan.
(b)	Represents the weighted-average exercise price of the 7.56 outstanding options under our 2011 Plan, our 2005 Stock Plan and our 2008 Equity Incentive Plan. The closing price of our Common Stock on March 30, 2015 was $11.30.
(c)	Represents the number of securities remaining available for issuance under our 2011 Plan, as all prior plans were terminated as to future awards as of July 19, 2011, the date of our initial public offering.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to Skullcandy’s audited consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014 and the notes thereto.

Responsibilities. The Audit Committee operates under a written charter adopted by the board of directors. Each member of the Audit Committee is “independent,” as required by the applicable listing standards of NASDAQ and the rules of the SEC. The role of the Audit Committee is to oversee our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process and principles, internal controls and disclosure controls. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles. Ernst & Young LLP is also responsible for expressing an opinion on the effectiveness of our internal controls over financial reporting.

Review with Management. The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures.

Review and Discussions with Independent Accountants. The Audit Committee has reviewed and discussed our audited financial statements (including the quality of Skullcandy’ accounting principles) with Ernst & Young LLP. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Accounting Oversight Board (PCAOB) Standard No. 16, Communication With Audit Committees Further, the Audit Committee reviewed Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements, and the effectiveness of internal controls over financial reporting.

The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young LLP regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence from us.

Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Doug Collier (Chair)

Scott Olivet

Greg Warnock

Independent Registered Public Accountants

Ernst & Young LLP provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2014 and 2013 as follows:

Type of Fees	2014		2013
Audit Fees		$951,203	$721,447
Audit-Related Fees	$	---	—
Tax Fees		$73,626	$153,950
All Other Fees	$	---	$22,689

Total		$1,024,829	$898,086

Audit Fees

This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits, the assistance with the review of our SEC registration statements and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees for tax planning for merger and acquisition activities, tax consultations, the review of income tax returns and assistance with state tax examinations.

All Other Fees

This category includes fees related to business combination review procedures. We did not engage Ernst & Young LLP to provide any information technology services or any other services during the fiscal year ended December 31, 2014.

Pre-Approval Policies and Procedures

The Audit Committee has specifically approved all of the audit, internal audit and non-audit services performed by Ernst & Young LLP and has determined the rendering of such non-audit services was compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit related services not prohibited by law to be performed by our independent auditors and associated fees, provided the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

The Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young LLP. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit services prior to the engagement of Ernst & Young for such services. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at its next meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. A related party transaction may be preliminarily entered into by management subject to ratification of the transaction by the Audit Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each subsequently scheduled meeting, management shall present to the Audit Committee any material changes to any approved or ratified related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Skullcandy (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest. A “related party” includes: (i) any person who is, or at any time since the beginning of our last fiscal year was, a member of our Board, one of our executive officers or a nominee to become a member of our Board, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a greater-than-five-percent beneficial ownership interest.

Transactions with Related Persons

There has not been any transaction or series of related transactions in which we were a participant in 2014 or currently are participating, involving an amount in excess of $120,000 and in which any director, executive officer or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock, had or will have a direct or indirect material interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Based solely on a review of copies of such forms received with respect to fiscal year 2014 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our Common Stock have complied with the reporting requirements of Section 16(a).

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next Annual Meeting of stockholders. To be eligible for inclusion in the 2016 proxy statement, your proposal must be received by us no later than December 8, 2015, based on an anticipated proxy statement date of April 6, 2015, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2016 Annual Meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us prior to the close of business at the principal executive offices of the Corporation no earlier than January 21, 2016 and no later than February 20, 2016, unless our 2016 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of our 2015 Annual Meeting, in which case the notice must be delivered not later than the 90th day prior to the 2016 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of the 2016 Annual Meeting was first made. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Secretary of the Corporation at 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098-7632, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Skullcandy, Inc., 1441 West Ute Boulevard, Suite 250, Park City, Utah 84098, or contact Investor Relations by telephone at (203) 682-8200. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, references to our website in this proxy statement are not intended to function as hyperlinks and information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our subsequent periodic reports on Form 10-Q and our current reports on Form 8-K.

Other Business

As of the date of this proxy statement, the Board knows of no other business that will be presented for consideration at the 2016 Annual Meeting. If other proper matters are presented at the 2016 Annual Meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

Park City, Utah

April 6, 2015

By Order of the Board of Directors

/s/ Patrick Grosso
Patrick Grosso
Vice President, Strategic Affairs and Corporate Initiatives, Chief Legal Officer and Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.
1. Election of Directors Nominees

01 S. Hoby Darling 02 Jeff Kearl 03 Heidi O’Neill
						For	Against	Abstain
2. Proposal to ratify the selection of Ernst & Young LLP as our independent registered public accountants for 2015.

3. Say on Pay - An advisory vote on the approval of the compensation of our named executive officers.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
SHARES CUSIP # SEQUENCE #

JOB #
Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of

Skullcandy, Inc. Stockholders

May 20, 2015 10:00 AM Local Time

Skullcandy, Inc.

1441 West Ute Blvd. Suite 250, Park City, Utah 84098

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.
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Notice of 2015 Annual Meeting of Stockholders Skullcandy, Inc. 1441 West Ute Blvd, STE 250, Park City, Utah 84098 Proxy Solicited by Board of Directors for Annual Meeting- May 20, 2015

Patrick Grosso and Jason Hodell, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Skullcandy, Inc. to be held on May 20, 2015, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

            Continued and to be signed on reverse side